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                                                                       EXHIBIT 4
                                                                       ---------

                                                ___________________, 2000

Union Planters Bank, N.A.
7650 Magna Drive
Belleville, IL  62223
Attn:  Institutional Custody Services

         Re:    Custodian Agreement dated August 31, 2000
                by and between LEADER Mutual Funds
                (formerly "Magna Funds") and Union Planters
                Bank, N.A.
                (the "Agreement")
                -------------------------------------------

Ladies and Gentlemen:

         LEADER Mutual Funds (the "Trust") hereby notifies you that it has established two additional series of shares, namely, the "LEADER Balanced Fund" and the "LEADER Short Term Bond Fund" (the "New Funds"). The Trust desires that you serve as custodian of the assets of each New Fund under the terms of the Agreement.

         If you agree to so serve as custodian for each New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon each New Fund shall be deemed a "Fund" under the Agreement, including Exhibit A thereto. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement between the Trust and you in accordance with its terms.

                                            Very truly yours,

                                            LEADER MUTUAL FUNDS


                                            By__________________________________
                                                 Name:
                                                 Title:


The foregoing is hereby accepted and agreed:

UNION PLANTERS BANK, N.A.

By__________________________________
   Name:
   Title: